FTI CONSULTING

Moderator: Eric Boyriven

04-01-08/7:30 a.m. CT

Confirmation # 2899774

Exhibit 99.1

FTI CONSULTING

Moderator: Eric Boyriven

April 2, 2008

7:30 a.m. CT

Operator: Good day everyone and welcome to the FTI Consulting conference call. As a reminder, today’s conference is being recorded.

For opening remarks and introductions, I would like to turn the call over to Eric Boyriven of FT. Please go ahead, sir.

Eric Boyriven: Good morning and welcome to the FTI Consulting conference call to discuss the company’s acquisition of Schonbraun McCann Group and other recent transactions.

This conference call is being simultaneously webcast on the company’s Web site and a replay will be available on the site for 90 days. Your hosts for today’s call are Jack Dunn, president and chief executive officer, Dennis Shaughnessy, chairman, Dom DiNapoli, executive vice president and chief operating officer, Jorge Celaya, executive vice president and chief financial officer and Dave Bannister, executive vice president and chief development officer.

Management will begin with formal remarks after which they will take your questions. Before we begin I would like to remind everyone that this conference call may include forward looking statements that involves uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectation. The company has experienced fluctuating

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Moderator: Eric Boyriven

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revenue, operating income and cash flow in prior periods and expects that this may occur from time to time in the future.

As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year end adjustments. Other factors that could cause such difference include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients, and other risks related – described in the company’s filings with the Securities and Exchange Commission.

I would now like to turn the call over to Jack Dunn, president and CEO of FTI.

Jack Dunn: Thank you. Good morning. This is an important day and the end of an important quarter for our company and I thank you for joining us on this conference call. The last nine days have presented many new and exciting opportunities for FTI and I look forward to sharing with you some of the most interesting aspects.

With me are Dennis Shaughnessy, our chairman, Dave Bannister, our executive vice president who heads up our acquisition teams and Jorge Celaya who is our CFO.

First off, I am happy to report to you that with the signing of the agreement to acquire Schonbraun McCann Group transaction yesterday, we have now completed the set of acquisitions, eight in total, that we expected to close in the first quarter and that were anticipated in our 2008 guidance.

These eight acquisitions bring us a total of 445 new professionals to FTI. Approximately half of whom are in the U.S. with the balance around the globe. We are thrilled to welcome them into the FTI family. These are professionals who will add significantly to our capacity and our

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capability to serve our clients and the important issues they face anywhere, at anytime around the world.

During the call we will discuss our newest practice, Schonbraun McCann, or SMG, and we will also review the other acquisitions we completed this quarter and hopefully help put them in a strategic context for you.

First, SMG. SMG is the largest transaction we have done this year. It puts us squarely in position to be the preeminent advisor the real estate industry, an area where we see a tremendous amount of opportunity. SMG offers a full range of high value added services to its real estate clients, including complex financial analysis and transaction restructuring, tax planning and compliance, restructuring, litigation support, mergers and acquisitions, due diligence, IPO advisory, valuations, corporate strategy, and executive compensation.

SMG was founded 35 years ago by Bruce Schonbraun, a recognized expert in the real estate industry and an indispensable advisor to the most prominent real estate people in the business. Since its founding, SMG has grown from a regional firm based in New Jersey to a fully national one whose clients are literally a who’s who of the most prominent REITs, operating companies, owners, developers and others from the public and private sector, financial institutions, sovereign funds, hedge funds and pension fund advisors.

We were delighted that Bruce will be joining us as a senior managing director and group leader of our real estate practice. In addition, 11 of his partners will join us as (SMDs) and bring a total of 170 new professionals to the FTI family.

Over the past two years, SMG has advised in over $100 billion in real estate transactions such as S.L. Green’s $6 billion acquisition of (Rexon), Beacon Capital Partners’ $6.4 billion purchase of

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real estate properties, Broadway Partners’ $4.7 billion property purchase, Gale International’s $30 billion master development of (Songdu City) in Korea and numerous IPOs.

We believe this is a great time to be purchasing SMG. The global credit pandemic that we have been talking about has been creating growing stress in the real estate environment and driving demand for conflict resolution, restructuring and strategic counsel from even the strongest players.

If we look back over the last couple of years to the front page of the “Wall Street Journal,” we see real estate developers who did huge transactions on the assumption that the economy would continue to be strong and credit readily available. Now that’s not the case and these developers are seeking alternatives.

Therefore, we see a growing market for our services in advising these clients who are facing major issues. In addition, as part of this process, there will be a transfer of wealth, as there always is, from those shedding their holdings to opportunistic buyers with the foresight and financial strength to invest in a down cycle. With its access to the capital markets, strong relationships with strategic investors and deep expertise in real estate issues, SMG expands our capacity and capability to provide the most robust advice and identify a most opportunistic financing for our clients both domestically and abroad as they confront these challenges.

It is important to understand that SMG is not a broker nor a banker but a trusted advisor that provided complex financial modeling, advice and solutions to the leaders in the real estate field.

Another aspect of SMG that attracted us was that like our communications practice and our technology practice, SMG has a high proportion and a strong component of recurring revenue from its ongoing consulting work for its clients that will provide FTI with consistent and predictable earnings. Approximately half of SMG’s revenue comes from services that are recurring in nature.

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These services would include (RE to IT) and tax compliance, lease analysis and compliance, executive compensation and services relating to state and local property tax issues.

We are paying approximately $125 million for SMG which is comprised of approximately $100 million in cash and $25 million in restricted FTI stock. There is also another $37.5 million in potential consideration if certain earnings targets are achieved over the next five years.

The acquisition of SMG represents the culmination of a three-year project to develop a comprehensive virtual service offering to the real estate and construction industries, much like our successful offerings to the healthcare, telecom and energy industries. SMG is the leading consultancy to the real estate industry and will collaborate with the rapidly expanding construction industry practice in our FLC division and the exceptional group of professionals within our legacy corporate finance restructuring process who are widely recognized as the leaders in providing turnaround and restructuring services to financial institutions, structured finance companies and real estate companies.

Together, this virtual practice will have a run rate of over $100 million in revenue on a combined basis.

Apart from SMG, we completed seven other acquisitions this quarter, all of which were consistent with our strategy to build out the global platform in terms of both geography and domain expertise and enhance our client – our offerings to our clients.

As you all have done and can do in the future, you can read the press releases at your leisure, so I won’t go into great detail about each one here but I would like to give you some thinking behind why we are excited about adding these firms and their professionals to our team and how they fit into our strategic objectives.

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The majority of the firms we acquired this quarter are headquartered outside the United States. Some were intended to deepen our penetration into existing markets. Others represent exciting entrees into new geographies. We have repeatedly said that we intend to be a fully global company because the world is increasingly interrelated. All you need think about is how the current global pandemic and how it began with a subset of the American financial services market, subprime mortgages, and has now become a worldwide phenomenon with repercussions being felt virtually everywhere. We believe our strategy and our opportunity is to have the regional composition of our business reflect the regional composition of the global GDP.

What might come as a surprise to you today is that with the recent additions of (Bruer) and (FA) this quarter and the previous investments we have made in (FD), (Sauntay) and our restructuring and technology practices, London is our second largest office in the world. Today it boasts over 400 professionals across our strategic communications, corporate finance, technology and (FLC) practices.

I think it is compelling that the vast majority of our resources there have been put in place in only the last 18 months. This demonstrates the potential for our international regions quickly and with – to grow quickly with the potential to scale quickly and the potential to ramp to sizes that are commensurate to their GDP.

I can’t help but remember that we have zero revenues in financial and economic consulting in the first quarter of 1998. Not zero in Europe, but that was zero total and today we have over a billion-dollar run-rate.

Now the other acquisitions. With the acquisitions of Rubino McGeehin in the U.S. and Bruer Consulting in London, joining the team from BKF we acquired over a year ago, we have

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substantially increased our domain expertise and built our capacity to serve the construction industries on an international basis.

This is clearly an industry where we believe there is accelerating demand and clearly an industry where we believe the competition is vulnerable to a new global player with the deep, wide global footprint and strong balance that we enjoy right now. Many of the large real estate and construction firms are international in scope, so there is a growing need for advisors to conserve them on that global scale.

Washington-based Rubino McGeehin Consulting Group, whose primary emphasis is the construction and government contracts sectors, focuses on claims analysis, litigation support, federal acquisition regulation consulting, government contract disputes and contract cost analysis.

While its focus is construction, those of you who have heard me speak know that I am a firm believer that the government contracts portion of their resume may be a very interesting sector over the next several years.

Complementing Rubino McGeehin is the acquisition of Bruer Consulting which brought us London’s leading provider of dispute resolution and procurement management services to the construction, engineering, transportation and oil and gas industries. From its UK base and presence in the United Arab Emirates, Bruer extends our construction solutions practice to the UK, Europe and the Middle East.

Just last week we announced the acquisition of Forensic Accounting LLP, or what we call (FA), the preeminent London-based independent forensic accounting firm. In fact, that transaction closed earlier today. (FA) will be integrated into our FLC segment and gives us a very solid

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foundation in London on which to build one of the world’s most – to build on one of the world’s most important business and financial markets.

We know the firm well from working with them on joint assignments and they will be a great European help for FLC, tying into its and further complementing its other practice and the U.S., South America and Asia.

Cross-selling with other FTI practices started even before the acquisition closed, with two referrals, one in Central Europe and one in Southern Europe already. The acquisition of TSC Brazil is an excellent addition to our Latin American international risk investigations practice. Based on Sao Paolo, TSC is a leading computer, forensics and IT security consultant in the Brazilian and greater Latin American market that will extend FTI’s e-discovery platform into that market and help clients with their risk management and mitigation needs.

FTI and TSC, like FTI and (FA), have worked together on a number of mutual matters over a fairly long timeframe. TSC was instrumental in allowing us to win a major assignment recently in South America so again we think there will be a host of collaborative efforts on the part of both groups to integrate their respective offerings and pursue more joint clients.

In China we were busy adding to our international risk and investigation practice by acquiring (Thompson) Market Services. Thompson is a critical link in our ability to help clients protect their intellectual capital and brands while delivering quality enforcement capability against the most egregious offenders. A common theme, Thompson has also worked closely with out team in Hong Kong for a number of years.

We established our first office in Brussels this quarter, one of the world’s key regulatory and political hubs. From an EU perspective, we think of Brussels as being the equivalent of Washington, DC in the U.S. We are pleased that our friends at Blueprint Partners, the leading

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public affairs, policy advice and strategic communications consultancy in that market, are now a part of the FTI family.

Having a presence in Brussels has been a longstanding ambition on the part of our strategic communications segment and Blueprint is well-known to the FT people in Europe who have worked with them on numerous mutual clients. As with our other acquisitions we expect this long association, mutual awareness, knowledge and respect to lead to a seamless transition of smooth integration and a bright future. We would hope to continue to develop Brussels as an important hub of intellectual capital for FTI.

Finally, returning to the United States, our technology segment also expanded with our acquisition in February of Strategic Discovery. A leader in the litigation and discovery industry, FTI brings a number of strategic advantages to FTI. First it gives us a significant presence in the Northern California market, which will help us to better serve a huge number of clients there that serve Silicon Valley and other places.

Second, it will act as a bridge to Asia where we can leverage SDI’s ongoing work with clients there to extend to our other capabilities into our region. Finally, SDI will accelerate our expansion into the corporate marketplace for e-discovery products and services.

While we have traditionally gone to market through law firms, there is a growing trend on the part of corporations to establish their own resident capabilities to process their electronic documents. And SDI is a leader in this and focuses on corporate legal departments that facilitate our penetration into those clients.

As I mentioned, there is a common theme passing through many of our acquisitions and especially the most recent. They came to us through our practices who have worked with them in

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various capacities. Second, each came to us because they saw the opportunity for growth provided by the critical mass of those strong global partners.

Finally, the mutual familiarity and experience confirmed a joint sense of commitment, to collaborate for the greater good of combined entities, a total commitment to exceptional quality and client service. We think that these factors are critical in enhancing the success of our acquired businesses. Now to some numbers.

The eight acquisitions we made in the first quarter, as we disclosed when we set forth our 2008 guidance, had trailing annualized revenue of approximately $120 million and EBITDA of approximately $35 million. For 2008 these acquisitions are expected to add revenue of approximately $100 million, EBITDA of approximately $100 million and an EPS of between $0.12 and $0.16.

For a full year, pro forma to eliminate accelerated amortization related to the acquisitions, we would expect the EPS contributions on a going forward basis to be closer to $0.40. The aggregate purchase price for these acquisitions was consistent with our earlier guidance. We paid approximately $228 million in total consideration of which approximately $180 million was in cash. And $48 million was in restricted FTI stock. In addition, some of the acquisitions have contingent payments, earn-outs if you will, if future operations improve. This represents a trailing multiple of approximately 6.5 times EBITDA, certainly in line with our objectives setting out.

Those who follow the company know us to be aggressive and acquisitive so sitting here on April 1st we will undoubtedly continue to grow and seek to add more services and depth to better serve our clients. We do not have any other acquisitions in our guidance for 2008.

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To reiterate, we are busy and business is good. With the demand and momentum we experience in the second half of last year continuing, our confidence in our guidance for the year is very high. I would now like to turn it over for your questions.

Operator: Thank you. If you would like to ask a question, press star one on your touchtone telephone. Please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star one for questions.

And we’ll go first to Tobey Sommer with SunTrust Robinson Humphrey.

Tobey Sommer: Thank you. I had a question for your regarding your internal career paths for some of your younger people. You’ve been expanded abroad now for a period of time and been accelerating that pace with these acquisitions. To what extent are your younger people getting exposure and opportunities to work on projects in the international arena and how may that be impacting your retention level of those people?

Dennis Shaughnessy: Tobey, it’s Dennis. I’ll try to take that. Without a doubt I think that the ability for a younger person to see himself performing on an international stage rather than locally I think is an exciting opportunity for them. On a project team basis we have had younger people from our West Coast offices working in Japan, working in Hong Kong, on projects, working in Singapore.

We’ve had groups of teams working in Spain and working in the UK with our in-country people, working on a wide variety of projects. I think as we go forward you’ll see us institutionalize the opportunity to get foreign postings on a multiyear basis. Without a doubt, it’s one of the constant desires of aggressive young people. They no longer want to just be at home, they want to grow, they want to be exposed to different cultures, they find it exciting.

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And I think it’s a way of making them more valuable to us if we can accommodate that. So I think right now it’s on a project basis going forward. We’re going to institutionalize it more and try to get foreign posting opportunities.

We are having an on-site meeting actually next week where we will have all of our senior management from around the world in Bermuda and one of the key elements of it is our next five year plan encompassing this year since we finished early the last five year plan and we’ll be focusing a lot on organization structure and H.R. development and focusing exactly on your point, how do we take these phenomenally bright young people and give them the extra training they can glean from foreign postings and how do we do it in a way to make sure we don’t miss a beat on client service but at the same time be able to invest in the tem the time and energy necessary to adapt into new cultures and make them more effective in a new venue.

Jack Dunn: One of the joys of being able to acquire folks in different geographics is to meet the young people and when I say these companies are joining us because they’re poised for growth, it’s not just the senior people, it’s the junior people who see an opportunity to expand beyond their firm to different places, to have new clients and all that kind of thing. So there’s a lot of enthusiasm on both sides of the table as we put this together in the first quarter and I think you’re going to see some real results from that, Tobey.

Tobey Sommer: Thank you. I’ll ask one other question and get back in the queue.

Some of Secretary Paulson’s proposals suggest a move from a rules-based system to sort of a guiding principles type system. Have you had a chance to think about what sort of implications that could have for your business?

Dennis Shaughnessy: Well, I think we’re extremely busy based on a rules basis and guiding principles would increase the work. Without a doubt, a rules-based system in a complex environment is

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hard to self enforce and I think that we do a lot of SEC work for example, Tobey on public companies and there we know – it’s not a rules based system and I think that you really do have a lot of enforcement so I think increased enforcement is a boon for us. I think in the more – Sarbanes-Oxley was a great example of the more structure you put on, the more the decision makers take on greater fiduciary responsibility, number one, personally, and their need for independent, actionable information to help them provide good judgment and exercise their fiduciary duty I think is accelerated and enhanced by something like that rather than sort of a loosely structured, self policing marketplace.

Jack Dunn: I think to Dennis first comment, it’s a nice, global, 35 foot look at a market regulation scheme. There are so many fires being fought and so many jugular issues that are day to day, hour to hour, that’s pretty far in the future.

I keep being reminded of one of the pundits who said we do a good job of legislating for every crisis except the next one so we’ll wait and see on that and I think probably right now the immediacy of the issues facing these people is going to far outweigh the day.

Tobey Sommer: Thank you so much.

Operator: Our next to Arnie Ursaner with CJS Securities.

Arnie Ursaner: Hi, good morning.

Jack Dunn: Good morning.

Arnie Ursaner: Real quick question to ask you. Can you give us a feel or sense for what your Q1 balance sheet may look like at the end of the quarter given the various activities you’ve taken?

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Jorge Celaya: This is Jorge. We haven’t obviously given guidance on the balance sheet for Q1 but what we’ve done is we’ve spent the 180 million of the 230 plus that we raised in the fall, so we haven’t used it all up yet and as you know in the first quarter we do have pretty significant bonuses and the earn-outs that all come out in the first quarter but again, we haven’t spent the total 230 million so that should give you a sense of where we may end up at the end of Q1.

Arnie Ursaner. OK. Thank you very much.

Operator: We’ll go next to David Gold, Sidoti & Company.

David Gold: Hi, good morning.

Dennis Shaughnessy: Hey, David, how are you?

David Gold: Doing well. Couple of questions. First, from the numbers I’ve been able to dig up on SMG, it looks like your growth there has been fairly aggressive during the real estate up-cycle of the last few years so I just wanted to get a sense, if you can, on what type of growth you might expect given the little bit of slowing that we’re certainly seeing here in the States.

Jack Dunn: I think the people at SMG are looking for a very good year, I would say that. I think, that it’ll be a combination of continued business, from their retained client base. Again, so, there’s a lot of ongoing work to do for the big established public rates, tax planning, tax certification, valuation that’s somewhat regulatory driven, David. So, I think, they would see that continuing at the same pace, if not increasing a little bit.

Number two, they are elephant hunters. They’re involved in some very big long-term projects, which are not going to stop and start, they’ll continue. You might see different capital needs that

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come into the projects for maybe, more staying power. And I think they’re uniquely positioned to be able to help their clients address some of those.

And then finally, we already have one of the top real estate restructuring operations in the world – headed by (Ron Greenspan) and a great team. I think, they’re going to be able to complement (Ron) and his team’s effort, by bringing a different unique skill set to our general restructuring knowledge, as we go to market. And if you think about it too, David, every – even a big industrial – take (Delphi), which you’re aware of was one of our big restructuring clients.

David Gold: Yes.

Jack Dunn: Real estate represents a significant asset, in these very large restructuring companies – be they a large retail change, where maybe the value to leases is very important in determining value. Could be manufacturing – could be commercial office buildings, but, I think, even in manufacturing like (Delphi), the ability to bring in the cream of the crop experts in valuation and assessment of value – and most importantly, an alternative structure, as a way of realizing the value. I think, it’s going to enhance the power of our restructuring offering significantly. And make our restructuring people even more dominant in the marketplace.

So, I think, the general momentum that they have – even though you may see a slowing in new projects – I think, will be offset by, one – their participation across a broader geographic footprint in international projects, especially in Asia – where they’re getting more active and where I think we can be of help to them. And then finally, certainly, we see them helping us at capacity, on the restructuring side, as well as, adding a unique expertise.

David Gold: Yes, so, on that basis, do we have a sense, and maybe it’s not a fair question, of what a normalized organic growth rate could be there? Or is there no such thing, I guess?

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Jack Dunn: Yes, I would say that you – I would say their organic growth rate should mirror FTI’s experience.

David Gold: Got you. Just one other minor – their Web site shows them having 270 professionals, and 23 partners, and the release shows 11 …

Jack Dunn: Yes, the difference is that they had an affiliated accounting firm that shared office space with them, and worked in a partnership with them – and obviously shared the Web site. We did not buy the accounting firm. We left that independent and so, they will not be coming with us.

David Gold: I see. The accounting firm will also include the wealth management business? Or, did we buy that?

Jack Dunn: That included the wealth management; we did not buy that either.

David Gold: Got you, terrific, thank you.

Jack Dunn: OK

Operator: We’ll go next to Andrew Fones with UBS Securities.

Andrew Fones: Yes, thank you, first of all I was wondering, if you could just kind of explain to us the decision to put this in your corporate finance division. Obviously, I know you have a lot of expertise, with (NFLC) in the construction area already. And what was the decision there, and perhaps, if you could give us a sense of what restructuring is being – is a percentage of this business in the past, thanks.

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Male: I think, classic restructuring as a percentage of their business has not been that great. They would do more restructuring, as far as, creating alternative capital sources, and exit vehicles for capital that was already invented in projects. So, I think, they have great expertise, Andrew, in changing the face of the project – changing the ownership – changing the capital sources – changing the returns, and so therefore, that’s why we think it’s going to be very valuable to us in the restructuring side.

But, they have not been a classic in bankruptcy restructuring firm. Number two, the reason we put it in corporate finance though, is because we expect the expertise to play extremely well, with the expertise of our restructuring people. So, I think, when you see us already restructuring major structured finance – financial institutions that have a high real estate component, or service the real estate industry – I think, they will bring a unique perspective to the expertise that we’re already deploying there. And that’s why we’ve placed it there for right now.

I think, the other comment that Jack made in his opening remarks though, is very important. And that is that we now have a virtual real estate construction/real estate restructuring practice that in a run-rate basis is greater than 100 million. And we go to market, across divisions in a lot of these domain practices. So, in health care, you’ll see us go to market across our economics practice – our FLC practice, and our (Corp-thin) practice, and we don’t let organizational lines blur the ability of putting the right team on the job, for the client. We do the same thing, Andrew, in energy and we would expect the same thing here in real estate.

Male: Yes, it’s a great question, Andrew. We keep trying to say we’ve divided into segments to help you in some of your analysis to make the bite sizes smaller. But, really, the lines do blur on this stuff ad when you think back, about the times in 2000 through 2002, with the tremendous upheaval in the credit markets, and the Enrons and the WorldComs. The lines between what was a classic restructuring, and what evolved, or devolved into litigation, and other features was a very blurry

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line. So, it wasn’t the clearest call, but, it did make the most sense, from the ability to really go after ((inaudible)) clients.

Male: And I think, clearly, Andrew, the challenge we have going forward, as well, is to constantly revisit the organizational structure that we have, as it’s now distributed across the global platform. And to make sure that we are going to market in the most effective way, for our clients. And so, this is an ongoing thing. It won’t stop. You don’t stop, and just change for sake of change. But, as we develop these huge reservoirs of domain expertise, we’d be foolish not to figure out the most efficient way of going to market for them.

Andrew Fones: OK, thanks. And then, perhaps, if I could just follow-up. You said you’ve got kind of 50 million left of the cash you raised, at the time of the secondary? – thoughts about further acquisitions? And I think, you’ve mentioned an interest in doing something in Asia, perhaps, on the technology side. If you could give us an update there, that’d be great, thanks.

(David Banister): Clearly, it’s been a busy quarter for us. I would point out to you that all of these opportunities, we’ve been working on for a long time. They don’t just pop-up and get completed. Schonbraun, for example, we’ve been working on for over a year. So, you can imagine that we are continuing to be busy. We have other things we’re working on, they’re not giving guidance for the balance of the year of additional acquisitions. But, we do have capital resources, not just the cash on hand, but, other capital resources to use – if and when, we find something else that is important.

We do think there is a significant opportunity to continue our growth, both in terms of practice and sector expertise – but, also continuing to put muscle on this skeleton geographically, around the world. As we’ve mentioned before, we continue to think that the technology space, for example, has significant opportunity to extend its lead and to really become viewed as the “category killer”, if you will, in that space. And so, we’ve put a lot of effort into that space.

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And as I said, put a lot of effort into Asia recently, as we continue to think that growing out the capability there. London now has four of our five practices. We’d love to have the fifth there. And we’re going to work on that. Or Brussels may be more appropriate, now that we have space there, as a home for some economists.

Andrew Fones: Thanks.

Operator: We’ll go next, to Brandt Sakakeeny, with Deutsche Bank.

Brandt Sakakeeny: Yes, hi, good morning. I have a couple of questions for you. I guess, Jorge, just follow-up on the balance sheet question. Just want to make sure the (TFC Brazil) and (Bruer and Blueprint) those will be in first quarter numbers, right, but, the other acquisitions won’t be?

Jorge Celaya: The S&G that we just completed and (FA) will technically be on the 1st of April. So, it’ll be in the second quarter.

Brandt Sakakeeny: OK, great. And I guess, with respect to just immigration – can you guys talk to either additional offices that come into play here, in corporation, with your general ledgers – immigrating into employee plans. Do you feel like you’ve got the infrastructure to digest this activity, thanks.

Dennis Shaughnessy: Yes, I’ll start off Brandt, Dennis. Obviously, we’ve been spending a lot of money building the infrastructure. I don’t think we’ve been bashful, about saying that we need to continue to invest. And I think, there is a difference. I know, Jorge’s mentioned before between expanding and growing. I think, when you expand, you need to keep pace with the infrastructure, because normally in new areas and new opportunities – when you’re growing, that’s when you should get more scale.

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And I think, we’re sort of at a point, where some of these are maturing, and we’re now getting the benefits of growth, and therefore scale. Some are pure expansion, and you have to keep layering on the infrastructure. All that aside, in London we will be moving the (FA) people into our London headquarter’s office, fairly soon.

We were able to acquire them, at a precipitous time, where they had a blowout provision in their lease, which they exercised. So, they will be coming right in. They’ll be sitting right next to our technology people, our restructuring people and adjacent to the (FD) people. So, that will all be concentrated.

(Bruer’s) offices, they will keep their office in London for a while. Eventually, clearly, we would look to move them in. They have a large office in Scotland, and in (Habadaby), where we do not have offices, so, they would keep those.

In Brazil, I think, we do have two offices now Sao Paulo, we will consolidate those offices. In China, predominantly they are located in areas that we are not in. Their main office is in Shanghai. Our main operations are in Hong Kong and Beijing. So, they would retain that office, as well as, their offices in the other cities of China that they’re in.

In the largest one SMG, that’s obviously, a lot of people. They’re occupying space in downtown Manhattan. We don’t feel – I mean, they’re close enough to our other two operations. We’ve never moved (FD), for example, up from Wall Street to consolidate them into our main operation, at Times Square. The people communicate well together. Their cab rides, or walking distance away, in some instance – and I think, for right now they have a good lease where they are. It’s sufficient to leave them where they are. And, I think, that would be our plan.

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Brandt Sakakeeny: OK, great, thank you. And I guess, just to confirm the numbers. So, I think, you said 100 million in annualized revenue. I think that implies, if my math is right, a mid-teens type growth rate …

Dennis Shaughnessy: We said 100 million in 2008 impact revenue. So, that would be approximately the remaining three quarters of this year – 120 trailing.

Brandt Sakakeeny: Right, exactly. So, if I assume, that’s sort of nine months of a number …

Dennis Shaughnessy: Right.

Brandt Sakakeeny: … and back into an applied growth rate, I sort of get a mid-teens growth rate?

Dennis Shaughnessy: That’s probably …

Male: You would, if you did …

Dennis Shaughnessy: Yes, I mean, we did not give you – I won’t argue with a number off, with the two metrics we gave you. I would just say we did not give a projected annual run-rate for all of these. We gave you a trailing, and I just tried to be conservative and give the three quarters impact.

Brandt Sakakeeny: OK, great. And then the annualized cash earnings, that’s the 40 cents a year. Is that correct? – x the (EBITDA), or is – I’m sorry – x the …

Dennis Shaughnessy: That would be a full year proforma to take out the amortization of intangibles.

Brandt Sakakeeny: OK, great.

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Dennis Shaughnessy: That’s (EBITDA).

Brandt Sakakeeny: Great, thank you.

Operator: We’ll go next to Abhi Gami, with Bank of America.

Abhi Gami: Thanks. What is the total amount of the earn-outs for these (ATOs)?

Dennis Shaughnessy: It’s approximately 49 million.

Abhi Gami: OK.

Dennis Shaughnessy: Assuming performance hurdles are met, and that would be over a period of time.

Male: Yes, and these are – Abhi, these are all performance based, so, in all honesty, we’d love to pay it all out this year.

Abhi Gami: Yes, right, great. So, just to clarify the earn-out can be earned all in one year, if the performance metrics are hit? Or, over a period – a longer period of time?

Dennis Shaughnessy: It would be unlikely that they would all be earned in one year. But, there’s not a mechanical block, from them doing that.

Abhi Gami: Right.

Dennis Shaughnessy: It more likely would be over two to four years to pass.

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Male: A lot of the deals, Abhi, we built preference returns – they’re tracked off of (EBITDA), normally, we build a preference return on capital each year on a new basis – (EBITDA), so, they have to exceed a preference return to us, before they then back into the earn-out – in which case, we then share the ((inaudible)) with them, over the preference return.

Abhi Gami: Excellent, great. That’s good information. The step to SMG’s ratio and SMG is a little bit higher than I think, your corporate average. Does that imply lower billing rates, or anything else?

Dennis Shaughnessy: What it implies is that they do some of the compliance work, we looked at similar to the retainer base work that an (FD) would have. And typically, on that work, you would have a slightly lower based, (though) a great leverage model for that kind of work.

Male: Also, Abhi, they’re a young organization. And I think, the individuals that are coming in as SMG, while (SMDs) they’re 11, plus Bruce. They have a lot of good, young talent that we would consider (MD) level, in our organization. So, are right below the (SMD), so, sort of at – the pyramid is very strong in the center.

Abhi Gami: Excellent, great, thank you, very much.

Operator: We’ll go next to, Randy Hugen, with Piper Jaffray.

Randy Hugen: Thanks. It sounds like SMG has typically been stronger in good times, and in downturns, are the (swings) significant? – or, are they relatively muted by the preventative services?

Dennis Shaughnessy: Well, I think, Randy, they’re somewhat – they’re at the high end of the market. And so, they’re dealing with people, who have a history of weathering down cycles. And if anything, they’d be expanding their portfolios and down cycles. They represent a lot of public re-traded entities, which have a different capital access than say your typical developer. And they

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((inaudible)) (jacks) and a lot of compliance work that tends to be – it’s (regulatorily) mandated, and it’s pretty …

Male: They’re ((inaudible)) with the client. It’s really …

Dennis Shaughnessy: And it’s very – I think, the other thing that they have done extremely well is they have insinuated themselves, with huge pools of offshore capital sovereign funds – large pools managed by offshore investment advisors. And they have been able to serve as a trusted advisor – almost a conduit for some of that money to flow into these large international real estate projects.

So, I think, being able to operate, somewhat on both sides of the street – working for the developer as not only in a compliance mode, but, on a structure mode and an advisory mode – but, then at the same time, being brought in by some of these massive pools of capital, who are looking for efficient ways of – let’s say, taking the opportunity to use their (currency arbitrage), as well as, a slow down in price depreciation in the market.

So, they’ve straddled both sides very successfully, for several years, and we would anticipate them continuing doing it.

Randy Hugen: OK, and could you go into some of the specifics on recurring revenue stream there, and how long are the contracts going to be canceled? Are some services still billed based on hours worked?

Dennis Shaughnessy: Yes, typically, and in most of the cases, contracts can be canceled. It’s not the kind of thing, because you (bill it off), as we do in so many of our matters, with a kind of an intellectual capital investment, from both sides – so, that they are typically canceled, because the work is of a nature that you want to stay with the best and this done as almost a client service.

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Some of those things would be in the compliance work with (Auriates) to confirm that they have their tax pass through status. Others would be with monitoring leases to make sure that they’re in compliance, and that you’re getting the rents that you’re supposed to have. That kind of thing. So, it’s part and parcel, of having a full-service real estate offering that you make sure the client has no reason to go someplace else to get anything because you don’t want that nose under the tent.

Randy Hugen: OK, and then, one more. Do you need to make incremental hires in the structuring practice to further leverage the SMG Acquisition? Or, do you already have the expertise you need, within the practice?

Dennis Shaughnessy: We have tremendous expertise in that practice. But, the practice is, as you can imagine, one that is extremely busy – has a very high utilization rate. And it is judiciously accepting new engagements, as we speak. So, I think, if anything, the capacity that we have acquired here in SMG, will complement that. And will give us a temporary surge, but, we would anticipate having to make extra hires in that practice.

Male: Yes, we are actively hiring, so, we are being very aggressive on that front.

Randy Hugen: Great, thanks a lot, and congratulations.

Dennis Shaughnessy: Thank you.

Operator: We’ll go next to Scott Schneeberger, with Oppenheimer.

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Scott Schneeberger: Thank you. Just following up on those questions, within SMG, what type mix of the clients is international. I imagine that will probably increase going forward in this environment. But, could you just give us a historical snapshot, thanks.

Dennis Shaughnessy: Yes, one of the great opportunities there, because of the expected flows of money, coming into the U.S., which seems to be on (sales), in some quarters, right now, is the ability to expand internationally. They have a first-class reputation here, with literally coast-to-coast with – as we said, the who’s who of the developers and the major players. But right now, through the contacts with the sovereign funds, and with others we think we can expand it. So, the percentage now would be very small of their international clients.

Scott Schneeberger: OK, thanks. And then of the non-recurring revenues in SMG – I just heard you mention that quite sticky client relationships – do you have any metrics on, perhaps, what clients return for business historical year-over-year – or, anything to that nature, just to give us …

Dennis Shaughnessy: I think it would – I think, their experience would mirror FTIs. We have about an 80 to 85 percent of our business comes from prior clients.

Scott Schneeberger: OK, thanks, very much.

Male: They really have the franchise there. In our business, and theirs, as we’ve often said, it’s awfully painful to switch, just to try something new – if it doesn’t work out. This is really jugular stuff, and there’s very little momentum for anybody to change, because these are the premier guys.

Scott Schneeberger: OK, yes, and could you just touch briefly – you mentioned earlier in the call, about the competitive environment, and really a great opportunity to become dominant in the real estate vertical. Could you speak a little bit more to the competitive environment?

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Dennis Shaughnessy: I think, without going into companies, I think, the large capital projects – be they huge projects in the Middle East, developing world – retro-fitting projects in Europe, and here in the States, it’s a global marketplace. You tend to have massive global players that are the general contractor, designers, process developers – and then you have local people, who are doing some of the implementation.

So, I think, the demand for that is increasing. And Haliburton is a very good client of ours, for example, and they have encouraged us to go overseas, because they feel that most of their growth is going to be coming from overseas. And so, I think, one – it’s a demand driven factor, and in all honesty we haven’t seen anyone step out extremely aggressively on a total global footprint to address this.

We certainly see people in Europe, who are very capable. We see people who are in the Middle East that are very capable. And obviously, there are capable people here in the States.

Dennis Shaughnessy: But, no one yet as developed a link strategy to give – to address the whole (continuum). What we’re trying to do here in SMG, and I think, that’s what Jack tried to outline – is if you look at SMG’s strength, it’s on the structure – it’s on the analysis of the opportunity – it’s on the capital structure/tax benefits – and it’s on the initial implementation of the development itself.

We then have tried to put together a global capability. And, OK, if you get the money, you have the idea – you have the approvals – how can you facilitate that build out? How can we make sure it’s going to work well? And then we finally end up with our (FLC) groups in dispute resolutions to the end degree – the restructuring groups – there’s dispute, we’re going to be there to help resolve it, number one. And if the project doesn’t work for some reason, I’m sure it wouldn’t be a project that SMG worked on, but, someone else – our restructuring guys are there to step in.

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So, we’ve tried to address it more on a (continuum) basis, of saying what we need to be able to do is sort of bring the menu (Du Gastasion) – use that French term – ((inaudible)) to the guys, who are in this business on a global basis. Or they can do it as a cafeteria line, and walk down and pick the offerings that they need to fulfill a certain project, at a certain time.

Male: Yes, to be specific, what the comment was made with reference to the construction part of the marketplace, where my understanding, from our people is that the largest player is plus or minus $100 million in the things we want to do. We want to be that largest player, so, let there be no mistake. We’re out there aggressively looking to add to that capability – because that is one, where the issues tend to be the same around the world. And you get a client, and you really do have them for life. And all of the players are multi-national.

So, whether you’re in Singapore – whether you’re in Dubai, whatever, we want to be that major player that people think of first.

Scott Schneeberger: Great, thanks, very much.

Operator: We’ll go next to, Kevane Wong, JMP Securities.

Kevane Wong: Hey, guys, a few questions. First, it seems sort of unique that the amount of recurring revenue, et cetera, these guys have – are there other competitors that are sort of similar to them. Who are some of the main guys they’re really competing against?

Dennis Shaughnessy: Talking about SMG?

Kevane Wong: Yes.

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Dennis Shaughnessy: Yes, they – most of the large real estate companies would have a division that does this kind of thing. Because I say, you need it to maintain the stickiness, with your clients. We happen to have, I believe, the cream of the crop in those clients.

Male: Yes, Kevane, these are far and away the largest independent guys. I think, there are boutiques that are located in certain parts of the world. Some of them have cleaved off of accounting firms – some have come out of investment banks. This was actually one of the easiest due-diligence, as far as, reputation we’ve ever had. Every time we made a blind call saying, “If you had to pick somebody for a project, who would it be?” their name came up almost every time.

Male: So, I think, they’re far and away the largest independently. I think, the rest of the competition, as specific to this, is very fragmented.

Kevane Wong: And then broadly looking – not just sort of – in the ((inaudible)) restructuring ((inaudible)), but, with all the (EJ) acquisitions and all the segments – one of the things you guys had mentioned as far as, the head counts was that you – end of February you were running around 2,200 global per nationals – you’re looking at 25 percent increase, for the year. This – you’re sort of just dropping the numbers, from the acquisition. Is that what make it sort of a really skinny additional hiring end of quarter is going out to that 25 percent for the ‘08. Is that basically, number of this conservative to relatively to what’s reasonable? What’s your hiring (process) expectations, for the second half here?

Dennis Shaughnessy: We’re aggressively hiring.

Kevane Wong: OK.

Dennis Shaughnessy: That would be probably the best way to answer the question.

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Kevane Wong: Fair enough. And then one last sort of modeling related one. When you’re looking at the data acquisitions, what sort of impact, as far as, utilization (dollar) rates. Are they – are they all broadly where you guys have been for the (segamatory) located in, or are there particular ones that are going to increase, or decrease – some of those average rates?

Dennis Shaughnessy: There – it’s not a nice homogeneous answer. In some of the acquisitions that are, for example, in China and Brazil, they tend to be project teams – project driven, and so, they’re not monitored – they’re monitored on utilization, don’t get me wrong, but, that’s not necessarily the key metric. The SMG people, clearly, do look at utilization. And I would say they’re experience would, again, rival ours. And go ahead, David.

(David Banister): In general, though, SMG will have an average lower billing rate, because of the compliance work they do, and the higher leverage model. That doesn’t mean it has lower profitability, though.

Kevane Wong: Yes, got you. OK, perfect. All right, thanks, guys.

Dennis Shaughnessy: Thanks.

Operator: We’ll go next to Mark Bacurin, with Robert W Baird.

Mark Bacurin: Good morning. Most of my questions have been answered, but, I did have one related to SMG. It sounds like the vast majority of their experience is in the commercial real estate area. And one of the things I’m curious about is – given that – I think, you guys are probably seeing lots of bankruptcies in the home builder area, more related to residential construction. Is there an opportunity to leverage their expertise, as it relates to those home builder bankruptcy opportunities, or …

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Dennis Shaughnessy: Yes, they have had experience in residential. We wouldn’t disagree that commercial is clearly the largest driver they’re building. But, they have good expertise in very large complex residential projects – especially, multi-dwelling facilities. But, you’re right on point. We think any – in any of the restructuring that we’re working on, where we’re talking about having to come up with creative structures to reliquify projects – companies – come up with creative structures to value and enhance the marketability. I think, these guys are going to be a welcome addition to our real estate restructuring team.

Mark Bacurin: Great, and then just maybe to try to look at the business, from another perspective. And you may have answered this a little bit before – if you look at what SMG does today, it sounds like there’s a lot of retainer, kind of, recurring revenue. But, if you looked at the business, with regard to what is more – around new development or new construction projects – versus, where their being brought in as distressed liquidation type situation – where they’re trying to value assets, and help new buyers. Can you stratify the business in that way?

Dennis Shaughnessy: I think, you’ve got the right components there. I don’t have the ability to really articulate how much is which right now. And I think, we’ll – when we look at the business, we tend to think that their skills are much like the fellows in our transaction advisory support group. If new projects are busy, they’re going to be busy working on that. If new projects are less busy, they have other work they can do in solving the stress and problems that could be going on.

Recognize that what we really need here, just like all of our businesses, is activity. So, it doesn’t really matter if it’s new construction, or if it’s repositioning of existing assets. Their skills are still needed.

Mark Bacurin: Great. And then just – you mention as one of the benefits of this – the opportunity to do more cross-selling, and specifically internationally – I’m just curious. It seems like there’s good

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cross-selling, both with their skill sets, and to your existing base, as well as, your skill sets into their base. So, is there a way to look at …

Dennis Shaughnessy: Well, it – clearly, everything we’re trying to do is with an eye toward cross-selling, as Jack said, in the forensic advisory group we were able to even put two very nice jobs in front of them. One in central and one in southern Europe, before we even got the deal closed.

I’ll give you a good example. In (FD) in Europe, we have a real estate – front-end real estate valuation and assessment group. It’s not normally profiled in (FD), but, it’s very, very successful inside the U.K. – run by one of the smartest real estate guys in the U.K., (Tony Danaher). (Tony) and his team are working, for example, with the British Olympic committee to assess all of the real estate development potential of the Olympic (cartilage) around the Olympic games – the actual Olympic site. In other words, what capital can be deployed on a private basis to develop all of that. What tie-ins can you start to develop to get a payback on all the public monies that the government is going – and the committee is going to deploy.

It is a perfect opportunity to take (Tony), who has this broad master planning mandate, from the Olympic committee, and start to have them work with the SMG guys, who have the specific developer relationships to start to develop much more structure – and much more micro, say, application of the development talent – rather, than a broad general, here’s what we ought to be doing, on a playing basis.

So, right away, we would expect those guys to start – to be able to work on it. And then as an aside, (Bruer) has been selected by the Olympic committee to actually screen large contractors, who are going to be involved in the actual building, of the Olympic stadium. So, in one project – one – we’re assessing the future of the project, in one part of our business (FD) – two – and (Bruer), they’re actually doing the nuts and bolts capability assessment, and credit assessment of the contractors that are building the stadium.

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Dennis Shaughnessy: And knowing Bruce Schonbraun, he’s going to be talking to (Tony), about what clients he has – would be interested and who would be the people we ought to bring in early to start to work with the Olympic committee, on specific developments.

Male: If I could give another example of tomorrow afternoon, we have the top 12 or 15 partners, from SMG, coming down to (FD’s) offices in lower Manhattan to meet with us, but, also to meet with some of their folks. SMG has any number of deep client relationships, with large public REITs – and other real estate companies, who are potential clients of (FD) – doesn’t mean we’re going to win all that business, but, we’ll certainly being pitching it.

Mark Bacurin: Yes, that’s great, thanks.

Operator: We’ll go next to Michel Morin, with Merrill Lynch.

Michel Morin: Yes, good morning. Thanks, for doing the call. Most of my questions have been answered, now. But, can you – did you give the number of (SMDs) in total. I think, you said 11 for SMG. What was the total?

Dennis Shaughnessy: It’s 12 for SMG in total, including Bruce, who we called out separately. I will have to come back to you with the number. Let me see if I can figure it out real quickly here – across all these acquisitions. They were announced, as we did them, but, I don’t have that on my sheet here.

Michel Morin: All right, well, I’ll go back to all the releases – in total it’s 435 professionals.

Dennis Shaughnessy: Correct.

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Michel Morin: You mentioned that they’re doing – you’re doing an off-site for the (SMDs). What other plans do you have, given the amount of people you’ve brought on board in the last few months? What kind of plans do you have to try to bring every one on board, on the one firm platform – and integrate the corporate cultures, if you will – and get every one working in the same direction?

Dennis Shaughnessy: I’ll start off and then let everybody else jump in. The meeting next week is for the top SMG leadership, across the global footprint. And we will have representation, of not only our existing operations, but, from the new acquisitions that we’ve made in the first quarter.

We have individual training programs and integration programs, at each divisional level. And there is cross-participation at some of the other divisions. (Dave Banister) chairs a cross-selling program, between the divisions. (David Banister), you might want to comment on that.

(David Banister): Yes, in fact, I unfortunately had to miss the call this morning. We have a call every Tuesday morning, where we have the practice group leaders – the five practice group leaders, as well as, certain other key (SMDs), within the group. And the idea really is to be able to gang tackle opportunities. We’re not trying to impose really detailed call reports, or disciplines, like you might do in a small software company. But, really, to rally our intellectual capital around sovereign client problems – and putting the best team on the field.

So, for example, every time we have an opportunity that has a feed potential of more than about $700,000, a report – and a opportunity report goes around to all the senior management to see whether or not, there’s a way we can assist in the pursuit.

Dennis Shaughnessy: Yes, and I think, and finally – and I think, this is going to be one of the most important initiatives, as we’ve been talking to you, we’ve been spending a lot of money investing in brand – brand awareness. We are going to probably spend even more money, number one,

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going forward – and number two, change our organizational structure – putting more emphasis on the idea of the one brand around the world.

This is not to demean the brands that we’re acquiring – they’re great brands – that’s why we wouldn’t go walking in and try to blow them up. But, clearly, we need to equate the value of the sub-brands up into the total brand, without damaging the sub-brands. We need to make sure that especially, in the developing world – where often times the brand precedes you, rather than the talent, or the individuals that we have that power of the brand there. And that we have the power of the sub-brands, working hand-in-hand with it.

So, it’s not the easiest challenge in the world, but, it’s one that I’m sure – with the right talent addressing it – the right capital behind it – and the right emphasis, that we’ll be successful. But, it’s going to be very critical for us going forward to continue to develop the FTI brand around the world. And to lever the great brand equity that we have in these sub-brands, up into the FTI brand.

Dennis Shaughnessy: Back to your earlier question. There is approximately 40 (SMDs), who came over with the eight acquisitions, plus or minus a couple.

Michel Morin: Forty …

Dennis Shaughnessy: Four, zero.

Michel Morin: And typically, are you locking those up, as you’ve done throughout the rest of the firm?

Dennis Shaughnessy: Yes.

Michel Morin: Great, thanks, very much.

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Operator: As a reminder, press star one if you’d like to ask a question. We have a follow-up – Tobey Sommer, with Suntrust Robinson Humphrey.

Tobey Sommer: My question’s been answered, thank you.

Operator: And having no further questions, I’d like to turn the conference over to management for any additional or closing comments.

Male: Great, again, I’d just like to thank everybody for joining us this morning. We had a great turn out, and we look forward to speaking to you in a couple of weeks – with our first quarter results. Thank you.

Operator: This does conclude today’s conference. Thank you for your participation. You may now disconnect.

END